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                                                                      EXHIBIT 99


                                        Contact:  George Powlick
                                                  Chief Financial Officer
                                                  (818) 706-5100

           K-SWISS ACQUIRES LICENSE FOR NATIONAL GEOGRAPHIC FOOTWEAR

WESTLAKE VILLAGE, Calif. (May 29, 2001) - K-Swiss Inc. (Nasdaq/NM:KSWS) today announced that it has formed a joint venture with Rugged Shark, a leading cutting-edge designer and manufacturer of young, active-oriented footwear, to license, produce and market a men's, women's and children's collection of National Geographic outdoor-oriented and casual footwear. The joint venture will launch a full-scale line of outdoor and casual footwear in fall 2002 after an initial introduction of technical outdoor product in fall 2001.

     Under terms of the joint venture, K-Swiss will own 75% of the new company and provide the infrastructure to manufacture, distribute and market the line of National Geographic footwear. Rugged Shark, which was founded by footwear designer Jonathan Werman, will own 25% of the venture and will provide its design and development expertise. Additional industry veterans are expected to join the new joint venture in various management positions in the near future. Over the next 15 months, K-Swiss expects to incur expenses estimated at $1.0 million, or $0.10 per share, related to the full-scale launch of this product line in fall 2002.

     Commenting on the announcement, Steven Nichols, Chairman of the Board and President of K-Swiss, stated, "We are excited about this new direction. Over the past 100 years, National Geographic has established itself as one of the most recognizable brands in the world. It is the world's leading nonprofit scientific and educational organization with more than 40 million loyal readers of its magazines. The National Geographic brand, combined with design expertise and extensive manufacturing capabilities, will create a powerful force in the footwear industry."

     K-Swiss Inc. designs, develops and markets athletic footwear for high performance sports use and fitness activities. The Company presently offers footwear for court, casual and children's categories.

          Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions contained herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's new training shoe line, market acceptance of the Company's casual product being introduced in Europe, customer demand, competition, and the success of the new joint venture. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10Q for the quarter ended March 31, 2001. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "future" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

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